First Busey Announces Third Quarter Dividend, Repurchase Activity and 20th Anniversary

Contact: Barbara J. Harrington

First Busey Corporation, CFO

217-365-4516

July 1, 2008

Urbana, Illinois - First Busey Corporation’s (Nasdaq: BUSE) Board of Directors announced the approval of the third dividend payment of 2008. A dividend of $0.20 per share will be paid on Friday, July 25, 2008 to Shareholders of Record on July 22, 2008.

“Although we are not immune to the current challenges facing the overall economy and, specifically, the financial sector, we continue to be well-capitalized. We are happy to continue First Busey’s tradition of quarterly dividends, as the dividend is an important component of total shareholder return.” - Van Dukeman, President and CEO of First Busey Corporation.

First Busey Corporation has a Stock Repurchase Plan in place with 895,655 shares authorized for repurchase. First Busey Corporation repurchased 562,500 shares to date during 2008. The Stock Repurchase Plan has no expiration date.

Twenty years ago, on June 30, 1988, Douglas C. Mills, Chairman of the Board, at a “Celebration Under the Tent,” stated that First Busey Corporation successfully completed a private sale of 175,000 shares at $16.50 per share. Today, with the adjustment of stock splits, the cost would be $2.45 per share. Mills proclaimed, “The Future is Bright and Strong for Busey!” First Busey Corporation is the only company with its home office in Urbana-Champaign that has had a public offering and whose stock is traded on a national exchange.